Exhibit 10.27
    December 27, 2021
Troy A. Cooper
c/o XPO Logistics, Inc.
Five American Lane
Greenwich, CT 06831
Dear Troy:
This letter agreement (this “Agreement”) formalizes our discussions regarding the terms and conditions of your separation from service with XPO Logistics, Inc. (the “Company”). Reference is made to the Employment Agreement between you and the Company, dated as of July 31, 2020 (the “Employment Agreement”), which expires by its terms on July 31, 2024.
1.Separation from Service
Your employment with the Company will terminate on December 27, 2021 (the “Separation Date”). It is agreed that, for all purposes, including for purposes of determining your eligibility for severance and termination payments and/or accelerated vesting under the terms of the Employment Agreement, the July 31, 2020 Cash Long-Term Incentive Award Agreement (the “LTI Award Agreement”), as modified by the August 3, 2021 Letter Agreement (the “Letter Agreement”), the Performance-Based Restricted Stock Unit Award Agreement under the XPO Logistics, Inc. 2016 Omnibus Incentive Compensation Plan (the “Omnibus Plan”), dated as of August 16, 2018 (the “2018 PSU Award Agreement”), as modified by the Letter Agreement, and the Performance-Based Restricted Stock Unit Award Agreement under the Omnibus Plan, dated as of June 5, 2019 (the “2019 PSU Award Agreement”), as modified by the Letter Agreement, your termination of employment on the Separation Date will be treated as a termination by the Company without cause.
2.Restrictive Covenants
(a)Pursuant to Section 11(g) of the Employment Agreement, the provisions of Section 7 (Non-Solicitation) and Section 8 (Confidentiality; Non-Compete; Non-Disclosure; Non-Disparagement; Cooperation) of the Employment Agreement, as amended herein, remain in full force and effect for the periods specified therein, notwithstanding the expiration of the Employment Agreement and your termination of employment. Without limitation of your other obligations to the Company, you hereby acknowledge your obligations under the covenants included in Section 7 and Section 8 of the Employment Agreement.
(b)The Company hereby exercises its right pursuant to Section 8(c) of the Employment Agreement to extend the Non-Compete Period for an additional 12 months so that it ends on December 27, 2025, and the Company acknowledges that in exchange for such extension it shall pay the payments contemplated by Section 8(c) of the Employment Agreement in accordance with the terms thereof pursuant to its normal and customary payroll procedures as in effect from time to time. In addition, you hereby agree that the Restricted Period (as defined in Section 7(a) of the Employment Agreement) shall likewise be extended so that it ends on December 27, 2025 in exchange for an additional cash payment of $650,000 in the aggregate, to be paid during the period from December 28, 2023 through December 27, 2025 pursuant to the Company’s normal and customary payroll procedures as in effect from time to time.

(c)For the avoidance of doubt, the duration of the Non-Compete Period and the Restricted Period shall not be affected by the occurrence of a Change in Control (as defined in the Employment Agreement or otherwise) after the date hereof.
3.Consideration
Subject to the terms of this Agreement and your non-revocation of a general release of claims (as described under “General Release” below), the Company agrees to provide you with the severance and termination benefits to which you are entitled pursuant to Section 2(b) of this Agreement and pursuant to the Employment Agreement.
4.General Release
Your eligibility to receive the payments and benefits described in this Agreement is conditioned on your execution of the general release of claims, attached hereto as Exhibit A, after the Separation Date and within the time period specified therein and on such release becoming effective and irrevocable in accordance with its terms.
5.Consulting Services
In exchange for aggregate consulting fees of up to $275,000 (the “Retainer”), during the six-month period beginning on January 1, 2022 and ending on June 30, 2022, (the “Consulting Period”), you agree to serve as a special consultant to the Chief Executive Officer of the Company (the “CEO”) furnishing advice, consultation and related services upon the request of the CEO. One-sixth of the Retainer shall be paid for any month during the Consulting Period in which you in fact perform services to the Company, with such payment to be made within the 30 days immediately following the end of such month. For the avoidance of doubt, you will forfeit one-sixth of the Retainer for each month during the Consulting Period in which you perform no services to the Company.
During the Consulting Period, you shall be an independent contractor and shall not be an employee of the Company. You shall have no authority to obligate the Company to any agreement or to exercise any supervision or direction over the Company’s employees. As a consultant, you will not be entitled to participate in any of the Company’s employee benefit plans, programs or arrangements.
6.Additional Terms and Conditions
This Agreement, together with Sections 6, 7, 8, 9 and 10 of the Employment Agreement, the 2018 PSU Award Agreement, the 2019 PSU Award Agreement, the LTI Award Agreement, and the Letter Agreement constitutes the entire understanding between you and the Company with respect to the subject matter hereof.
You agree that to the extent you receive any shares of common stock of the Company upon settlement of the awards granted to you under the 2018 PSU Award Agreement and 2019 PSU Award Agreement, you will hold such shares in your Morgan Stanley securities brokerage account until the earlier of (a) two years after the applicable settlement date and (b) your sale of such shares.  You further agree that you will cooperate to grant permission to Morgan Stanley so that it may provide information to the Company concerning your brokerage account consistent with the information provided to the Company under the Company’s securities trade monitoring policy for active employees.

The Company agrees to reimburse you for reasonable and documented legal fees incurred in connection with the review and execution of this Agreement, up to a maximum amount of $20,000, provided that you deliver documentation of such legal fees within 60 days after the date of this Agreement, in which case such reimbursement shall be provided to you within 90 days after the date of this Agreement.
The terms of this Agreement may be changed, modified, or discharged only by an instrument in writing signed by the parties hereto. The governing law and dispute resolution provisions of the Employment Agreement shall apply to this Agreement. If any section of this Agreement is determined to be void, voidable, or unenforceable, it shall have no effect on the remainder of this Agreement, which shall remain in full force and effect.
[Signature Page Follows.]

Please indicate your agreement with the terms set forth herein by your signature below and return a signed copy to Josephine Berisha via e-mail at [redacted] or via mail at Five American Lane Greenwich, CT 06831 USA.

Sincerely yours,
XPO LOGISTICS, INC.

/s/ Josephine Berisha
Name:    Josephine Berisha
Title:    Chief Human Resources Officer

Agreed:

/s/ Troy A. Cooper
Troy A. Cooper

12/28/21
Date

[Signature Page]

EXHIBIT A
GENERAL RELEASE AGREEMENT
In consideration of the promises of XPO Logistics, Inc. (the “Company”) set forth in the letter agreement between me and the Company dated December 27, 2021 (the “Separation Agreement”), and for other good and valuable consideration, I, on behalf of myself, my heirs, personal representatives and assigns, hereby irrevocably and unconditionally forever release the Company, its subsidiaries, affiliates, predecessors, benefit plans, plan administrators, predecessors, and each of their past, present and future directors, executive committee members, officers, members, agents, attorneys, representatives and employees, in their individual and representative capacities (collectively, the “Releasees”) from any and all claims, demands, causes of action, damages, liabilities or obligations of any kind or nature whatsoever (collectively “Claims”) arising, directly or indirectly, out of my employment with the Company and its affiliates, including the termination of such employment or services, or out of any other event, act or communication occurring prior to the date that I execute this Release, including all matters and things now known and all matters and things which may hereafter be discovered. I acknowledge that this General Release of Claims (this “Release”) includes but is not limited to Claims (i) for wrongful dismissal or termination of services; (ii) arising under federal, state or local laws, statutes, orders or regulations that relate to the employment relationship and/or prohibiting employment discrimination, including Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act, Employee Retirement Income Security Act, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, Executive Order 11246, and in each case any amendments thereto; (iii) under any other Federal, state or local statute or regulation; or (iv) based on contract, tort or common law, or for damages, including, without limitation, punitive or compensatory damages, or for attorneys’ fees, expenses, costs, wages, injunctive or equitable relief. To the maximum extent permitted by law, I represent and warrant that I have not filed, commenced or participated in any way in any complaints, claims, actions or proceedings of any kind against the Releasees with any federal, state or local court or any administrative, regulatory or arbitration agency or body, and agree not to file, commence or participate in any charge, claim or lawsuit asserting any Claims that are released in this Release. I further represent and warrant that I have had the opportunity to provide the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Releasees and have done so if applicable, and I am aware of no facts that would give rise to or state a claim that I have been subjected to sexual harassment or discrimination by any Releasee during my employment by the Company.
I agree that nothing contained in this Release shall constitute or be treated as an admission of liability of wrongdoing by any of the Releasees. I shall not, directly or indirectly, make any written or oral statements, suggestions or representations that any of the Releasees have made or implied any such admission or concession.
I understand that the provisions of this Release are not intended to, and shall be interpreted in a manner that does not, limit or restrict me from exercising my legally protected whistleblower rights (including pursuant to Regulation 21F under the Securities Exchange Act of 1934, as amended) or from filing a charge of discrimination with the Equal Employment Opportunity Commission (the “EEOC”), or its equivalent state or local agencies, or otherwise participating in an administrative investigation; provided, however, that I waive any right to, and will not collect, any monetary recovery in connection with any action before the EEOC or any equivalent state or local agency relating to XPO or my employment at XPO. Nothing in this Release shall be construed to waive any right that is not subject to waiver by private agreement under federal, state or local employment or other laws, such as claims for workers’ compensation
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or unemployment benefits. In addition, nothing in this Release will be construed to affect any of the following claims, all rights in respect of which I reserve: (a) reimbursement of unreimbursed business expenses properly incurred prior to my termination date in accordance with the Company’s policy; (b) claims under the Separation Agreement; (c) claims under the 2018 PSU Award Agreement, the 2019 PSU Award Agreement, and the LTI Award Agreement (each, as defined in the Separation Agreement) and, in each case, only with respect to the portion of the award governed by such agreement that vests upon termination of my employment by the Company without cause; (d) property and economic rights as an equityholder in the Company (including any rights I have arising under operative documents applicable to me in such capacity); (e) any vested benefits to which I am entitled under any employee benefit plans or programs of the Company in which I participate; (f) any claim for unemployment compensation or workers’ compensation administered by a state government to which I am presently or may become entitled; and (g) my rights to indemnification as an officer or director of the Company pursuant to the Company’s corporate organizational documents or applicable law, or my inclusion as a beneficiary of any director and officer insurance policy related to my service in such capacity during such period.
I acknowledge and agree that I remain subject to the restrictive covenants set forth in the Employment Agreement (as defined in the Separation Agreement), as extended in the Separation Agreement.
I acknowledge that I have received and been given sufficient time to consider the terms of this Release and up to 21 days to consider my waiver of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act after all revisions became final and that I understand its terms.
I acknowledge that I have been advised of the opportunity to seek the advice of legal counsel in this matter and to obtain my counsel’s assistance in reviewing this Agreement. I acknowledge that I (i) have entered into this Release on a knowing and voluntary basis and have been given adequate time to review this Release and to consider whether to sign it, (ii) agree that the terms of this Release are binding upon me, (iii) understand that by signing this Release, I release legal claims against the Releasees and waive certain rights to bring claims, and (iv) freely and voluntarily consent to all terms of this Release with full understanding of what they mean.
I understand that, for a period of seven days after I sign and deliver this Release to the Company, I have the right to revoke my release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act (together the “Age Claims”) by delivering written notice of revocation to the Company. The Release as it relates to the Age Claims shall not become effective or enforceable until after the seven-day revocation period has expired. I understand and agree that if I do not revoke this Release as to the Age Claims during the seven-day revocation period, this Release shall become effective, irrevocable and enforceable as to the Age Claims on the eighth day after the date on which I signed and delivered this Release. I acknowledge that if my release of the Age Claims is deemed to be ineffective, such determination shall have no effect on the release of the remainder of the claims released by this Release, and my release of all other claims shall remain in full force and effect.
I understand and agree that my right to receive the severance benefits payable to me under the Employment Agreement is subject to and conditioned upon the truth of the covenants, representations and acknowledgments made in this Release and upon me signing and not revoking this Release. I agree that the covenants, representations and acknowledgments made in this Release shall survive the Company’s satisfaction of its obligations under the Employment Agreement and Separation Agreement.
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I am indicating my agreement with the terms set forth herein by signing below and returning a signed copy to Josephine Berisha via e-mail at [redacted] or via mail at Five American Lane Greenwich, CT 06831 USA.

Agreed:

/s/ Troy A. Cooper
Troy A. Cooper

12/28/21
Date

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